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                                                                     EXHIBIT 5.1






                                February 25, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D. C. 20549-1004

               Re:    Swiss Army Brands, Inc.


Gentlemen:

               We have acted as counsel to Swiss Army Brands, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of Common Stock of the Company, par value $.10 per share ("Common Stock"), underlying options ("Options") which have been or may be granted under Swiss Army Brands, Inc. 1996 Stock Option Plan (the "Plan").

               In connection with this opinion, we have examined originals, or copies certified of otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the By-Laws of the Company, the minutes and other records of the proceedings of the Board of Directors and of the stockholders of the Company, the Plan and such other documents, corporate and public records, agreements, and certificates of officers of the Company and of public and other officials, and we have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

               Based on and subject to the foregoing, we hereby advise you that, in our opinion, the issuance and sale of shares of






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Common Stock upon exercise of any Options in accordance with the provisions and subject to the conditions set forth in the agreements pursuant to which the Options were granted (the "Option Agreements") has been duly authorized and, when the consideration for such shares shall have been received by the Company and shares shall be issued pursuant to such Options in accordance with the terms and subject to the conditions set forth in the Option Agreements, such shares of Common Stock will be legally issued, fully paid and nonassessable.

               We are lawyers admitted to practice only in the State of New York. Although none of the members of this firm is admitted to the bar of the State of Delaware, in rendering this opinion we have considered the General Corporation Law of such State. Accordingly, the foregoing opinion is limited solely to the effect of the laws of New York and of the United States of America, and the General Corporation Law of the State of Delaware.

               We hereby consent to the reference to our firm in the Company's Registration Statement on Form S-8.

                                       Very truly yours,

                                       /s/ Zimet, Haines, Friedman & Kaplan

                                       ZIMET, HAINES, FRIEDMAN & KAPLAN





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